Exhibit 5.1
April 30, 2007
Alion Science and Technology Corporation
1750 Tysons Boulevard, Suite 1300
McLean, VA 22102
Ladies and Gentlemen:
     We have acted as securities counsel for Alion Science and Technology Corporation, a Delaware Corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of $250,000,000 aggregate principal amount of the Company’s 10 1/4% Senior Notes due 2015 (the “Exchange Notes”). The Exchange Notes are to be offered pursuant to the terms of the exchange offer (the “Exchange Offer”) set forth in the Registration Statement by the Company in exchange for a like principal amount of the Company’s issued and outstanding 10 1/4% Senior Notes due 2015 (the “Original Notes”), pursuant to an Indenture, dated as of February 8, 2007 (the “Indenture”), among the Company, the subsidiaries of the Company that are parties thereto (the “Guarantors”) and Wilmington Trust Company, as Trustee (the “Trustee”), and will be guaranteed by the Guarantors pursuant to the terms of the Indenture (the “Guarantees”).
     We have reviewed executed copies of the Registration Rights Agreement, dated February 8, 2007, by and between the Company and Credit Suisse Securities (USA) LLC (the “Agreement”) and the Indenture and the form of the Exchange Notes, and we have examined the originals, or photostatic or certified copies, of such records of the Company and the Guarantors, of certificates of officers of the Company and the Guarantors and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies, and we have further assumed that the Trustee is qualified to act as such under the Trust Indenture Act of 1939, as amended (the “TIA”).
     Based upon and subject to the foregoing, and the qualifications, exceptions and limitations herein, we are of the opinion that (1) the Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company; (2) the Guarantees have been duly authorized by all necessary corporate action on the part of the Guarantors; and (3) when the Registration Statement, as finally amended (including all necessary post-effective amendments) has become effective under the Securities Act, the Indenture has been qualified under the TIA and the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been issued and delivered upon consummation of the Exchange Offer against receipt of the Original Notes surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, in each case except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding at law or in equity.

     The opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, the Virginia Stock Corporation Act, the Pennsylvania Business Corporation Law, the Colorado Business Corporation Act, the California General Corporation Law and the Securities Act, all as amended and all as in effect on the date hereof. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder other than the Securities Act.
     This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.
Very truly yours,
/s/ Baker & McKenzie LLP
BAKER & McKENZIE LLP